EXHIBIT 23.1
                                                                    ------------



                         INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Nexen Inc. on Form S-8 of our report dated February 9, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to (i) the application of procedures relating to certain reclassifications of financial statement amounts for discontinued operations, and (ii) the adoption of a new accounting principle, both related to the 2001 consolidated financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures and reclassifications), appearing in the Annual Report on Form 10-K of Nexen Inc. for the year ended December 31, 2003 and to the references to us under Item 9 and Item 14 in the Annual Report of Form 10-K of Nexen Inc. for the year ended December 31, 2003.



/s/ DELOITTE & TOUCHE LLP

Chartered Accountants
Calgary, Alberta, Canada


August 6, 2004